Exhibit 99.1

XPO Logistics Releases Chairman’s Letter to Stockholders

GREENWICH, Conn. — April 16, 2020 — XPO Logistics, Inc. (NYSE: XPO), a leading global provider of supply chain solutions, has released the text of the 2020 letter to stockholders from Bradley Jacobs, chairman and chief executive officer.

The full letter appears below and will be distributed with the company’s proxy statement on April 20.

To Our Stockholders

Things are difficult right now and they’ll get worse in the short-term. Then they’ll get much, much better. That’s what I see for XPO, our industry and the world.

I’m a pragmatic bear in the short-term, because that’s the reality of COVID-19.

We expect that 2020 will be a lost year for earnings growth in our industry and most industries around the world. Our first priority is to keep our employees out of harm’s way. Second is our duty as an essential provider of transportation and logistics services. We’re helping communities get through this, so the economy can get back on its feet.

Here’s what we’ve been seeing at XPO. We had ears to the ground from day one in Asia, where we have about five million square feet of logistics space, including a footprint in Wuhan, China. Our Chinese logistics sites are all back up and running at about 90% of prior levels. Our European operations saw the impact next, starting with Italy and followed by Spain and France at roughly the same time; then the UK and other parts of Europe. North America was the most recent, and the most rapid, escalation.

From a demand standpoint, January was very good and February and early March were reasonably good. The last half of March declined sharply as large sectors of the economy came to a near halt. Our industry is a leading indicator, so we felt the pain early, and we’ll be at the forefront of the rebound when the world returns to work. We expect that to happen in fits and starts in the back half of the year, as extreme social distancing winds down.

Timing can be tricky under these circumstances, but our major markets appear to be in the worst of it now, in mid-April. One thing is clear: there’s a beginning, a middle and an end to this. Most other countries aren’t in a position to enact the methodical return-to-work process we saw in China, so a global rebound may take longer, but it’s a certainty. Never before have so many governments, industries, individuals, technologies and scientific resources been focused on solving a single problem. It will be resolved.

I’m a bull in the mid-term and a mega-bull in the long-term.

We believe that some of the behaviors reshaped by the pandemic may become economic tailwinds in our industry. For example, e-commerce growth, which was already at a double-digit rate, could accelerate in the post-pandemic world. Millions of consumers have become more accustomed to online shopping for food, household goods, pet supplies, health and beauty products, furniture and appliances without leaving their homes. If this proves to be secular, it will drive even more demand for e-fulfillment, omnichannel retail, reverse logistics and last mile logistics.

More immediately, we’re adapting to current demand, moving medical products, personal protective equipment, food and beverages, telecommunication devices, household staples and business supplies. The crisis has made partners of fierce competitors in our industry. We’re working together to get all types of goods to the people who need them.

I’m immensely grateful to our employees, particularly those on the front lines, for stepping up to the challenge of providing essential services. We acted quickly to instill comprehensive safety protocols specific to the pandemic and help our team cope with the disruption. Once our people knew we had their backs, their next instinct was to collaborate for the common good.

In North America, we added Pandemic Paid Sick Leave to our standard benefits. This gives affected, full-time employees up to two weeks of sick leave in addition to annual paid time off. We also added free COVID-19 testing to our US insurance policies, and we provide free access to telemedicine through a virtual clinic with a 24/7 nurse hotline.

Globally, our employees are guaranteed up to three additional days of full pay if an XPO facility temporarily closes for deep cleaning. We also introduced online programs in seven languages to help our people manage change during the pandemic. These include video sessions on health and safety, stress management and working remotely.

Importantly, we’re paying attention to the mental and emotional health of our employees. We’ve made free mental health counseling sessions available to all US employees and their dependents during the crisis through our Employee Assistance Program. We’ve also been sharing some coping techniques based on cognitive behavioral therapy to alleviate the fear and anxiety that comes from uncertainty.

I’m talking about these XPO actions for a reason. We’re not the only company in our industry — or in any industry — that’s taking extraordinary measures to safeguard their employees. Demand is going to come back, and when it does, XPO and other providers who took care of their people will be right there to meet that demand.

Long-term, the services we provide as a company and industry will continue to be the bedrock of all economies. I believe that supply chains will become more ironclad against disruption. Artificial intelligence will lead to greater sharing of information, and threats like pandemics and natural disasters will be detected much earlier. I have faith in the human race that we’ll use our creativity to find new ways to collaborate and lead more enriched lives.

Longer-term still, the world may move toward the singularity that Ray Kurzweil envisions, where the merging of human intelligence and technology will transform how societies are served by commerce. One key part of that future — virtual interactions — is another way to stave off risks related to physicality.

We’ve deliberately built XPO like a bulletproof tank to surmount all kinds of challenges.

We weren’t thinking “seismic societal disruption" when we started XPO, but we were prepared for strong shocks to the economy. Why? Because our leadership team has lived that. The dot-com bust, the 9/11 terrorist attacks and the Great Recession all seemed crushing in the moment, but they were no match for the human spirit, and things moved forward.

Consumer confidence is very weak right now, but once testing, therapeutic drugs and a vaccine are widely available, confidence will rebound and the global mechanisms for GDP growth will resume. We think that will be in 2021, and when it happens, we have a number of things going for us.

First is something we share with our entire industry. Transportation and logistics are inherently valuable to all populations; we’re part of the economic and social fabric. Whether COVID-19 is driving permanent changes in behavior, or will prove more temporary, our industry will still be needed.

Next are some things specific to XPO. As pockets of the economy begin to recover, our diversity of customers, verticals, geographies and lines of business will allow us to respond in targeted ways. We expect to see the upswing first in our large customer relationships, which include nearly 70% of the Fortune 500.

Our longstanding investments in technology give us another head start on future growth. We identified intelligent technology as the long-term future of our industry about a decade ago. Since then, we’ve invested billions of dollars in digital freight management, virtual reality, advanced automation, demand forecasting, productivity analytics and other innovations that support our customers and make the best use of our people’s talents.

We’re learning just how mighty our tech can be under the current stress-test. In Madrid, for example, our Spanish team worked with authorities in the Castilla y León region to deploy robots capable of testing inbound medical products at a rate of 2,500 tests per robot per hour. That sped up our distribution of 28 million masks, 500 respirators, 400,000 test kits, 17 million gloves, 400,000 medical suits and 550,000 protective eyeglasses and screens.

In addition, our analytics allow us to problem-solve in accelerated timeframes and deploy rapid solutions. The machine learning we’ve built into our platform is assimilating atypical data, enabling us to react quickly. Several of our proprietary innovations reached a critical development phase in 2019, and we expect them to be significant differentiators going forward.

COVID-19 is also teaching us how to be an even more unified, forward-looking team. We’re adapting all the time and documenting practices we can use in the future. XPO has never been a company of silos, but what few silos there were have disappeared. There’s more collaboration, more empathy for others and more smiles in voices on the phone.

I’ll give you one of thousands of examples that make me proud of our employees’ resourcefulness. In late March, one of our outsourced providers was unable to enter data due to mandated COVID-19 shutdowns. This particular vendor normally processes 45,000 to 55,000 documents daily, and our less-than-truckload customers use the data to track their freight. In about five days, we trained over 600 of our XPO colleagues in alternate locations, got completely caught up and were moving forward with a sustainable solution we can adapt to other circumstances. One of our managers told me, “Before this happened, I would have quoted three to six months to move that much work. We did it in five days — no RFPs, no consultants, no travel.”

Importantly for our investors, we have a remarkably strong business model. When times get tough, our company generates a lot of cash. Even in these circumstances, we expect hundreds of millions of dollars of free cash flow this year. We’ve throttled back our growth capex. Working capital should become a source of cash instead of a use. Our proceeds from real estate sales also contribute to liquidity. And the large variable portion of our transportation model lets us control costs while retaining access to capacity.

Our liquidity is very strong. We currently have $1 billion of cash in the bank, plus about $500 million of total borrowings available between our ABL and other bank facilities. Our next significant debt maturity isn’t until June 2022, and some of our debt doesn't mature until 2034. There will be no shortage of opportunities for us to allocate capital and enhance shareholder value.

In summary, life is complicated at the moment, but we think 2021 will be a much better year, and it will get better from there.

Warren Buffett said human potential is far from exhausted. That’s exciting to contemplate and humbling to see it reflected in our own experience. This crisis has made it abundantly clear that we have tens of thousands of superstars at XPO. Our customers won’t forget the way we stood by them under siege.

There’s been a lot of noise lately about what the “new normal” may look like in the future. We believe it will look better than the old normal — better for XPO, our investors, customers and employees. My heartfelt thanks to all of you.

April 16, 2020

Bradley S. Jacobs
Chairman and Chief Executive Officer

XPO Logistics, Inc.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of United States federal securities law. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. All forward-looking statements set forth in this press release are qualified by factors that might cause or contribute to a material difference in actual results, as discussed in XPO's filings with the U.S. Securities and Exchange Commission and linked to the investor relations section of the company's website, www.xpo.com, including: the severity, magnitude and duration of the COVID-19 pandemic; economic conditions generally; competition; XPO’s ability to match its investments in equipment, service centers and warehouses with customer demand; and XPO’s ability to attract and retain key employees. Forward-looking statements set forth in this press release speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) is a top ten global logistics provider of cutting-edge supply chain solutions to the most successful companies in the world. The company operates as a highly integrated network of people, technology and physical assets in 30 countries, with 1,504 locations and approximately 100,000 employees. XPO uses its network to help more than 50,000 customers manage their goods most efficiently throughout their supply chains. XPO's corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. xpo.com

Media Contact

XPO Logistics, Inc.

Erin Kurtz

+1 203-489-1586
erin.kurtz@xpo.com

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-930-1602

tavio.headley@xpo.com